Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement and related prospectus (Form S-3 No. 333-260726) of Praxis Precision Medicines, Inc., and

(2) Registration Statement (Form S-8 Nos. 333-263081, 333-254410, and 333-249522) pertaining to the 2020 Stock Option and Incentive Plan, 2020 Employee Stock Purchase Plan and 2017 Stock Incentive Plan, of Praxis Precision Medicines, Inc.;

of our report dated February 7, 2023, with respect to the consolidated financial statements of Praxis Precision Medicines, Inc. included in this Annual Report (Form 10-K) of Praxis Precision Medicines, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 7, 2023